DELEGATION AGREEMENT

AGREEMENT, dated as of August 1, 2005, by and between INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (the “Delegate”), and DOMINI SOCIAL TRUST, a New York trust (the “Trust”).

WHEREAS, pursuant to the provisions of Rule 17f-5 under the Investment Company Act of 1940, as amended (the “1940 Act”), and subject to the terms and conditions set forth herein, the Board of Trustees of the Trust desires to delegate to the Delegate, and the Delegate hereby agrees to accept and assume, certain responsibilities concerning Foreign Assets (as defined below) described herein; and

WHEREAS, pursuant to the provisions of Rule 17f-7 under the 1940 Act, and subject to the terms and conditions set forth herein, the Board of Trustees of the Trust desires to retain the Delegate to provide certain services concerning Foreign Assets, and the Delegate hereby agrees to provide such services, as described herein;

NOW THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties hereto agree as follows:

1.	Definitions

Capitalized terms in this Agreement have the following meanings:

a.	Authorized Representative

Authorized Representative means any one of the persons who are empowered, on behalf of the parties to this Agreement, to receive notices from the other party and to send notices to the other party.

b.	Board

Board means the Board of Trustees (or the body authorized to exercise authority similar to that of the board of directors of a corporation) of Trust.

c.	Country Risk

Country Risk means all factors reasonably related to the systemic risk of holding Foreign Assets in a particular country including, but not limited to, such country’s financial infrastructure (including any Securities Depositories operating in such country); prevailing custody and settlement practices; and laws applicable to the safekeeping and recovery of Foreign Assets held in custody.

d.	Eligible Foreign Custodian

Eligible Foreign Custodian has the meaning set forth in Rule 17f-5(a)(1) and it is understood that such term includes foreign branches of U.S. Banks (as the term “U.S. Bank” is defined in Rule 17f-5(a)(7)).

e.	Foreign Assets

Foreign Assets has the meaning set forth in Rule 17f-5(a)(2)

f.	Foreign Custody Manager

Foreign Custody Manager has the meaning set forth in Rule 17f-5(a)(3).

g.	Securities Depository

Securities Depository has the meaning set forth in Rule 17f-4(c)6.

h.	Monitor

Monitor means to re-assess or re-evaluate, at reasonable intervals, a decision, determination or analysis previously made.

2.	Representations

a.	Delegate’s Representations

Delegate represents that it is a trust company chartered under the laws of the Commonwealth of Massachusetts. Delegate further represents that the persons executing this Agreement and any amendment or appendix hereto on its behalf are duly authorized to so bind the Delegate with respect to the subject matter of this Agreement.

b.	Fund’s Representations

Fund represents that the Board has determined that it is reasonable to rely on Delegate to perform the responsibilities described in this Agreement. Fund further represents that the persons executing this Agreement and any amendment or appendix hereto on its behalf are duly authorized to so bind the Fund with respect to the subject matter of this Agreement.

3.	Jurisdictions and Depositories Covered

a.	Initial Jurisdictions and Depositories

The authority delegated by this Agreement in connection with Rule 17f-5 applies only with respect to Foreign Assets held in the jurisdictions listed in Appendix A1. Delegate’s responsibilities under this Agreement in connection with Rule 17f-7 apply only with respect to the Securities Depositories listed in Appendix A2. Upon the creation of a new Securities Depository in any of the jurisdictions listed in Appendix A1 at the time of such creation, such Securities Depository will automatically be deemed to be listed in Appendix A2 and will be covered by the terms of this Agreement.

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b.	Added Jurisdictions and Depositories

Jurisdictions and related Securities Depositories may be added to Appendix A1 and Appendix A2, respectively, by written agreement in the form of Appendix B. Delegate’s responsibility and authority with respect to any jurisdiction or Securities Depository, respectively, so added will commence at the later of (i) the time that Delegate’s Authorized Representative and Board’s Authorized Representative have both executed a copy of Appendix B listing such jurisdiction and/or Securities Depository, or (ii) the time that Delegate’s Authorized Representative receives a copy of such fully executed Appendix B.

c.	Withdrawn Jurisdictions

Board may withdraw its (i) delegation to Delegate with respect to any jurisdiction or (ii) retention of Delegate with respect to any Securities Depository, upon written notice to Delegate. Delegate may withdraw its (i) acceptance of delegation with respect to any jurisdiction or (ii) retention with respect to any Securities Depository, upon written notice to Board. Ten days (or such longer period as to which the parties agree in such event) after receipt of any such notice by the Authorized Representative of the party other than the party giving notice, Delegate shall have no further responsibility or authority under this Agreement with respect to the jurisdiction(s) or Securities Depository as to which delegation is withdrawn.

4.	Delegation of Authority to Act as Foreign Custody Manager

a.	Selection of Eligible Foreign Custodians

Subject to the provisions of this Agreement and the requirements of Rule 17f-5 (and any other applicable law), Delegate is authorized and directed to place and maintain Foreign Assets in the care of any Eligible Foreign Custodian(s) selected by Delegate in each jurisdiction to which this Agreement applies, except that Delegate does not accept such authorization and direction with regard to Securities Depositories.

b.	Contracts With Eligible Foreign Custodians

Subject to the provisions of this Agreement and the requirements of Rule 17f-5 (and any other applicable law), Delegate is authorized to enter into, on behalf of Fund, such written contracts governing Fund’s foreign custody arrangements with such Eligible Foreign Custodians as Delegate deems appropriate.

5.	Monitoring of Eligible Foreign Custodians and Contracts

In each case in which Delegate has exercised the authority delegated under this Agreement to place Foreign Assets with an Eligible Foreign Custodian, Delegate is authorized to, and shall, on behalf of Fund, establish a system to Monitor the appropriateness of maintaining Foreign Assets with such Eligible Foreign Custodian in accordance with paragraph (c)(1) of Rule 17f-5. In each case in which Delegate has exercised the authority delegated under this Agreement to enter into a written contract governing Fund’s foreign custody arrangements, Delegate is authorized to, and shall, on behalf of Fund, establish a system to Monitor the appropriateness of, and the performance of, such contract under paragraph (c)(2) of Rule 17f-5. If an arrangement with an Eligible Foreign Custodian no longer meets the requirements of Rule 17f-5, the Delegate should withdraw the Foreign Assets from the Eligible Foreign Custodian as soon as reasonably practical.

Delegation Agreement	June 2005

6.	Securities Depositories

a.            In accordance with the requirements of Rule 17f-7, Delegate shall, upon execution of this Agreement, provide the Fund or its investment adviser with an analysis of the custody risks associated with maintaining assets with each Securities Depository listed on Appendix A2 hereto.

b.            In accordance with the requirements of Rule 17f-7, Delegate shall Monitor the custody risks associated with maintaining assets with each Securities Depository listed on Appendix A2 hereto on a continuing basis, and shall promptly notify the Fund or its investment adviser of any material change in such risks.

7.	Guidelines and Procedures for the Exercise of Delegated Authority

a.	Board’s Conclusive Determination Regarding Country Risk

In exercising its delegated authority under this Agreement, Delegate may assume, for all purposes, that Board (or Fund’s investment advisor, pursuant to authority delegated by Board) has considered, and pursuant to its fiduciary duties to Fund and Fund’s shareholders, determined to accept, such Country Risk as is incurred by placing and maintaining Foreign Assets in the jurisdictions to which this Agreement applies. In exercising its delegated authority under this Agreement, Delegate may also assume that Board (or Fund’s investment advisor, pursuant to authority delegated by Board) has, and will continue to, Monitor such Country Risk to the extent Board deems necessary or appropriate.

Except as specifically described herein, nothing in this Agreement shall require Delegate to make any selection or to engage in any Monitoring on behalf of Fund that would entail consideration of Country Risk.

b.	Selection of Eligible Foreign Custodians

In exercising the authority delegated under this Agreement to place Foreign Assets with an Eligible Foreign Custodian, Delegate shall determine that Foreign Assets will be subject to reasonable care, based on the standards applicable to custodians in the market in which the Foreign Assets will be held, after considering all factors relevant to the safekeeping of such Foreign Assets, including, without limitation;

i.

The Eligible Foreign Custodian’s practices, procedures, and internal controls, including, but not limited to, the physical protections available for certificated securities (if applicable), the method of keeping custodial records, and the security and data protection practices;

ii.	Whether the Eligible Foreign Custodian has the financial strength to provide reasonable care for Foreign Assets;

iii.	The Eligible Foreign Custodian’s general reputation and standing;

iv.	Whether Fund will have jurisdiction over and be able to enforce judgments against the Eligible Foreign Custodian, such as by virtue of

Delegation Agreement	June 2005

the existence of any offices of the Eligible Foreign Custodian in the United States or the Eligible Foreign Custodian’s consent to service of process in the United States; and

v.	In the case of an Eligible Foreign Custodian that is a banking institution or trust company, any additional factors and criteria set forth in Appendix C to this Agreement;

c.	Evaluation of Written Contracts

In exercising the authority delegated under this Agreement to enter into written contracts governing Fund’s foreign custody arrangements with an Eligible Foreign Custodian, Delegate shall determine that such contracts provide reasonable care for Foreign Assets based on the standards applicable to Eligible Foreign Custodians in the relevant market. In making this determination, Delegate shall ensure that the terms of such contracts comply with the provisions of Rule 17f-5(c)(2).

d.	Monitoring of Eligible Foreign Custodians

In exercising the authority delegated under this Agreement to establish a system to Monitor the appropriateness of maintaining Foreign Assets with an Eligible Foreign Custodian or the appropriateness of a written contract governing Fund’s foreign custody arrangements, Delegate shall consider any factors and criteria set forth in Appendix D to this Agreement and such other factors that may be required to be considered under Rule 17f-5. If, as a result of its Monitoring of Eligible Foreign Custodian relationships hereunder or otherwise, the Delegate determines in its sole discretion that it is in the best interest of the safekeeping of the Foreign Assets to move such Foreign Assets to a different Eligible Foreign Custodian, the Fund shall bear any expense related to such relocation of Foreign Assets.

8.	Standard of Care

a.            In exercising the authority delegated under this Agreement with regard to its duties under Rule 17f-5, Delegate agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of Foreign Assets of an investment company registered under the 1940 Act would exercise.

b.            In carrying out its responsibilities under this Agreement with regard to Rule 17f-7, Delegate agrees to exercise reasonable care, prudence and diligence.

9.	Reporting Requirements

Delegate agrees to provide written reports notifying Board of the placement of Foreign Assets with a particular Eligible Foreign Custodian and of any material change in Fund’s arrangements with such Eligible Foreign Custodians. Such reports shall be provided to Board quarterly for consideration at the next regularly scheduled meeting of the Board or earlier if deemed necessary or advisable by the Delegate in its sole discretion.

Delegation Agreement	June 2005

10.	Provision of Information Regarding Country Risk

With respect to the jurisdictions listed in Appendix A1, or added thereto pursuant to Article 3, Delegate agrees to provide the Board and the Fund’s investment adviser with access to Eyes to the WorldTM, a service available through the Delegate’s Web Site at www.ibtco.com, containing information relating to Country Risk, if available, as is specified in Appendix E to this Agreement. Such information relating to Country Risk shall be updated from time to time as the Delegate deems necessary.

11.	Limitation of Liability.

a.           Notwithstanding anything in this Agreement to the contrary, in no event shall the Delegate or any of its officers, directors, employees or agents (collectively, the “Indemnified Parties”) be liable to the Fund or any third party, and the Fund shall indemnify and hold the Delegate and the Indemnified Parties harmless from and against any and all loss, damage, liability, actions, suits, claims, costs and expenses, including legal fees, (a “Claim”) arising as a result of any act or omission of the Delegate or any Indemnified Party under this Agreement, except for any Claim resulting solely from the negligence, willful misfeasance or bad faith of the Delegate or any Indemnified Party. Without limiting the foregoing, neither the Delegate nor the Indemnified Parties shall be liable for, and the Delegate and the Indemnified Parties shall be indemnified against, any Claim arising as a result of:

i.

Any act or omission by the Delegate or any Indemnified Party in reasonable good faith reliance upon the terms of this Agreement, any resolution of the Board, telegram, telecopy, notice, request, certificate or other instrument reasonably believed by the Delegate to be genuine;

ii.	Any information which the Delegate provides or does not provide under Section 10 hereof;

iii.

Any acts of God, earthquakes, fires, floods, storms or other disturbances of nature, epidemics, strikes, riots, nationalization, expropriation, currency restrictions, acts of war, civil war or terrorism, insurrection, nuclear fusion, fission or radiation, the interruption, loss or malfunction of utilities, transportation or computers (hardware or software) and computer facilities, the unavailability of energy sources and other similar happenings or events.

b.           Notwithstanding anything to the contrary in this Agreement, in no event shall the Delegate or the Indemnified Parties be liable to the Fund or any third party for lost profits or lost revenues or any special, consequential, punitive or incidental damages of any kind whatsoever in connection with this Agreement or any activities hereunder.

12.	Effectiveness and Termination of Agreement

This Agreement shall be effective as of the later of the date of execution on behalf of Board or Delegate and shall remain in effect until terminated as provided herein. This Agreement may be terminated at any time, without penalty, by written notice from the terminating party to the non-terminating party. Termination will become effective 30 days after receipt by the non-terminating party of such notice.

Delegation Agreement	June 2005

13.	Authorized Representatives and Notices

The respective Authorized Representatives of Fund and Board, and the addresses to which notices and other documents under this Agreement are to be sent to each, are as set forth in Appendix F. Any Authorized Representative of a party may add or delete persons from that party’s list of Authorized Representatives by written notice to an Authorized Representative of the other party.

14.	Governing Law

This Agreement shall be constructed in accordance with the laws of the Commonwealth of Massachusetts without regard to principles of choice of law.

15.	Limitation of Liability

This Agreement is executed and made by the Trustees of the Trust not individually but as Trustees under the Trust’s Declaration of Trust and the obligations of this Agreement are not binding upon any of the Trustees or beneficial owners of the Trust individually but bind only the trust estate of each Fund. The Delegate agrees that the obligations assumed by the Trust hereunder shall be limited in all cases to the assets of each Fund, and the Delegate shall not seek satisfaction of any such obligation from the officers, agents, employees, trustees, or beneficial owners of the Trust.

16.	Several Obligations of the Funds

This Agreement is an agreement entered into between the Delegate and the Trust with respect to each Fund. With respect to any obligation of the Trust on behalf of any Fund arising out of this Agreement, the Delegate shall look for payment or satisfaction of such obligation solely to the assets of the Fund to which such obligation relates as though the Delegate had separately contracted with the Fund by separate written instrument with respect to each Fund.

17.	Miscellaneous

(a) This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party.

(b) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

(c) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

INVESTORS BANK & TRUST COMPANY

By: /s/ Robert D. Mancuso

Name: Robert D. Mancuso

Title: Senior Vice President

DOMINI SOCIAL TRUST

By:	/s/ Carole M. Laible

Name: Carole M. Laible

Title: Treasurer

Delegation Agreement	June 2005

List of Appendices

A1 -- Jurisdictions Covered

A2 – Securities Depositories Covered

B -- Additional Jurisdictions/Securities Depositories Covered

C -- Additional Factors and Criteria To Be Applied in the Selection of Eligible  Foreign Custodians That Are Banking Institutions or Trust Companies

D -- Factors and Criteria To Be Applied in Establishing Systems For the  Monitoring of Foreign Custody Arrangements and Contracts

E -- Information Regarding Country Risk

F -- Authorized Representatives

Delegation Agreement	June 2005

APPENDIX A1

Jurisdictions Covered

[delete those countries which are not delegated]

Argentina	Kenya
Austria	Korea
Australia	Latvia
Bahrain	Lebanon
Bangladesh	Lithuania
Belgium	Luxembourg
Bermuda	Malaysia
Bolivia	Mauritius
Botswana	Mexico
Brazil	Morocco
Bulgaria	Namibia
Canada	Netherlands
Chile	New Zealand
China	Norway
Clearstream (Cedel)	Oman
Colombia	Pakistan
Costa Rica	Panama
Croatia	Papau New Guinea
Cyprus	Peru
Czech Republic	Philippines
Denmark	Poland
Ecuador	Portugal
Egypt	Romania
Estonia	Russia
Euroclear	Singapore
Finland	Slovak Republic
France	Slovenia
Germany	South Africa
Ghana	Spain
Greece	Sri Lanka
Hong Kong	Swaziland
Hungary	Sweden
Iceland	Switzerland
India	Taiwan
Indonesia	Thailand
Ireland	Turkey
Israel	Ukraine
Italy	United Kingdom
Ivory Coast	Uruguay
Japan	Venezuela
Jordan	Zambia
Kazakhstan	Zimbabwe

Delegation Agreement	A1-1	June 2005

APPENDIX A2

Securities Depositories Covered

Argentina CDV CRYL	Philippines PCD RoSS
Australia Austraclear Ltd. CHESS ITS	Poland CRBS NDS
Austria OeKB AG	Portugal Central de Valores Mobiliarios
Bahrain None	Romania NBR SNCDD tock Exchange Registry, Clearing & Settlement
Bangladesh None	Russia DCC NDC TB
Belgium BKB CIK	Singapore CDP MAS
Bermuda None	Slovak Republic NBS SCP
Botswana None	Slovenia KDD
Brazil CBLC CETIP ELIC	South Africa STRATE The Central Depository (Pty) Ltd.
Bulgaria The Bulgarian National Bank he Central Depository	Spain Banco de Espana SCLV
Canada Bank of Canada CDS	Sri Lanka CDS
Chile DCV	Sweden VPC AB
China SSCC SSCCRC	Switzerland SIS SegaIntersettle AG

Delegation Agreement	A2-2	June 2005

Clearstream	Taiwan TSCD
Colombia DCV DECEVAL	Thailand TSD
Costa Rica CEVAL	Turkey CBT Takasbank
Croatia CNB Ministry of Finance DA	Ukraine Depository of the National Bank of Ukraine FS Depository
Czech Republic SCP TKD	Uruguay None
Denmark VP	United Kingdom CMO CREST
Ecuador DECEVALE, S.A.	Venezuela BCV CVV
Egypt Misr for Clearing, Settlement & Dep.	Zambia Bank of Zambia LuSE CSD
Estonia ECDSL	Zimbabwe None
Euroclear
Finland APK
France Sicovam SA
Germany Clearstream
Ghana None
Greece Bank of Greece CSD
Hong Kong CCASS CMU
Hungary Keler Ltd.
India CDSL NSDL

Delegation Agreement	A2-3	June 2005

Indonesia Bank Indonesia PT.KSEI
Ireland CREST Gilt Settlement Office
Israel TASE Clearing House Ltd.
Italy Banca d-Italia Monte Titoli
Ivory Coast* Depositaire Central/ Banque de Reglement
Japan Bank of Japan JASDEC
Jordan SDC
Kazakhstan Kazakhstan Central Securities Depository
Kenya Central Bank of Kenya Central Depository
Korea KSD
Latvia Bank of Latvia LCD
Lebanon Banque de Liban MIDCLEAR
Lithuania CSDL
Luxembourg Clearstream
Malaysia BNM (SSTS) MCD
Mauritius CDS
Mexico S.D. Indeval
Morocco Maroclear S.A.
Netherlands NECIGEF

Delegation Agreement	A2-4	June 2005

New Zealand New Zealand Central Securities Depository
Norway VPS
Oman MDSRC
Pakistan Central Depository Co. of Pakistan Limited tate Bank of Pakistan
Peru CAVALI

* Benin, Burkina-Faso, Guinea Bissau, Mali, Nigeria, Senegal, and Togo are available through the Ivory Coast

Delegation Agreement	A2-5	June 2005

APPENDIX B

Additional Jurisdictions Covered

Pursuant to Article 3 of this Agreement, Delegate and Board agree that the following jurisdictions shall be added to Appendix A1:

                [insert additional countries/depositories]

Malta/Maltese Stock Registry

INVESTORS BANK & TRUST COMPANY

By:   /s/ Robert D. Mancuso

Name: Robert D. Mancuso

Title: Senior Vice President

DOMINI SOCIAL TRUST

By: _/s/ Carole Laible

Name: Carole Laible

Title: Treasurer

DATE:   September 11, 2005

Delegation Agreement	B-1	June 2005

APPENDIX C

Additional Factors and Criteria To Be Applied

in the Selection of Eligible Foreign Custodians

That Are Banking Institutions or Trust Companies

In addition to the factors set forth in Rule 17f-5(c)(1), in selecting Eligible Foreign Custodians that are banking institutions or trust companies, Delegate shall consider the following factors, if such information is available (check all that apply):

x	None

_________	Other (list below):

Delegation Agreement	C-1	June 2005

APPENDIX D

Factors and Criteria To Be Applied

in the Establishing Systems For the Monitoring of

 Foreign Custody Arrangements and Contracts

In establishing systems for the Monitoring of foreign custody arrangements and contracts with Eligible Foreign Custodians, Delegate shall consider the following factors, if such information is available:

1.	Operating performance
2.	Established practices and procedures
3.	Relationship with market regulators
4.	Contingency planning

Delegation Agreement	D-1	June 2005

APPENDIX E

Information Regarding Country Risk

To aid the Board in its determinations regarding Country Risk, Delegate will furnish Board annually with respect to the jurisdictions specified in Article 3, the following information:

1.	Copy of Addenda or Side Letters to Subcustodian Agreements
2.	Legal Opinion, if available, with regard to:
a)	Access to books and records by the Fund’s accountants
b)	Ability to recover assets in the event of bankruptcy of a custodian
c)	Ability to recover assets in the event of a loss
d)	Likelihood of expropriation or nationalization, if available
e)	Ability to repatriate or convert cash or cash equivalents
3.	Audit Report
4.	Copy of Balance Sheet from Annual Report
5.	Country Profile Matrix containing market practice for:
a)	Delivery versus payment
b)	Settlement method
c)	Currency restrictions
d)	Buy-in practice
e)	Foreign ownership limits
f)	Unique market arrangements

Delegation Agreement	E-1	June 2005

APPENDIX F

Authorized Representatives

The names and addresses of each party’s authorized representatives are set forth below:

A. Board

With a copy to:
Domini Social Trust
536 Broadway
7th Floor
New York, NY 10012-3915
Attn: Carole Laible
Cc: Adam Kanzer, Esq.

B. Delegate

Investors Bank & Trust Company
200 Clarendon Street
P.O. Box 9130
Boston, MA 02117-9130
Attention: Christopher E. Jones, Director, Client Management
Fax: (617) 330-6033

With a copy to:

Investors Bank & Trust Company
200 Clarendon Street
P.O. Box 9130
Boston, MA 02117-9130
Attention: Andrew S. Josef, Deputy General Counsel
Fax: (617) 946-1929

Delegation Agreement	F-1	June 2005